EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the reference to our firm in this registration statement (Form S-8 No. 333- ______) pertaining to the Executive Deferred Compensation Plan of Host Marriott Corporation and to the incorporation by reference therein of our report dated January 20, 1995 (except for the matter discussed in Notes 6, 7 and 8, as to which the date is February 22, 1996), with respect to the financial statements of the New York Vista for the years ended December 31, 1994, 1993 and 1992 included in the registration statement (Form S-1 No. 333-00147) filed with the Securities and Exchange Commission.



                                Ernst & Young LLP



New York, New York
July 19, 1996